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                                                                    EXHIBIT 4.19

                                  TRANSLATION

                               TENANCY AGREEMENT

Party A:     DongGuan Houjie Town Chong Hing Trading Company

Party B:     Jetcrown Industrial (DongGuan) Limited

        Through the sufficient negotiation of Party A and Party B and according to the principles of fairness and mutual benefit, the Parties agree to sign the following terms and conditions:

        1.      THE LOCATION AND AREA OF THE FACTORY:

        Party A will provide a block of industrial building with an area of 5,119 square meters; a block of dormitory with an area of 2,054 square meters; a electricity room with an area of 112 square meters at Huangguan Industrial Estate "Ma Tsui" (a local name), (the total area of factory, dormitory and electricity room is 7,284 square meters in total) to Party B for running his manufacturing production of electronics, plastics and metal precision etc.

        2.      TENANCY PERIOD AND RENTAL AMOUNT

        The factory and dormitory provided by Party A will be charged at a unit rate at DOLLARS EIGHT AND FIFTY CENTS RENMINBI (RMB8.50) per square meter per month. The tenancy period is four years, i.e. from August 1, 2000 to July 30, 2004. Party A agrees to hand over the said factory to Party B before the end of May. Party B can prepare his planning and renovation works during June and July. Rentals shall be paid in arrears and on or before the 10th day of each month. If the rental becomes overdue, Party A is entitled to charge a penalty (the penalty is calculated based on a daily rate of 0.1% on the amount overdue).

        At signing this agreement, Party B should pay DOLLARS TWO HUNDRED THOUSAND RENMINBI (RMB200,000.00) to Party A as a deposit for hiring the factory. This deposit will be used to setoff the rental during the latter period of the agreement. If Party B cancel this agreement before its starting date, this deposit will be used to compensate Party A's loss and Party A will not refund it any more. On the other hand, after receiving the deposit, Party A cancel this agreement, he should compensate a sum which equals to two times the deposit to Party B.


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        3.      RESPONSIBILITIES OF BOTH PARTIES:

                1. Party A should help Party B zealously in handling all kinds of affairs and procedures during the production and development processes. Party B should comply with the Government Policy, exercising the management system of the local city and town governments. Party B should pay all kinds of tax and other charges of the relevant government departments. Party B should also ensure its production is in a safe manner.

                2. Before hand over the factory to Party B, Party A should provide water and electricity to the enclosing wall of the factory. The other relating facilities will be responsible by Party B. Party B should purchase estate insurance for the factory and facilities according to the country's relevant Enterprise Management Regulation.

                3. During the process of production and running business, if Party B wants to alter the existing factory structure, he should negotiate with Party A first. If the damage of the factory is due to Party B's usage, he should be held responsible to repair it. If there is an occurrence of any natural disasters, and as a result, the factory was damaged, it will be solved by both parties.

        4. During the tenancy period, Party B has the right to sublet the factory. Party B should make sure Party A can receive the rental as agreed in the agreement on time.

        5. The aforementioned agreement is certified by both parties and it takes effect from the date they signed it. This agreement is in duplicate, both Party A and B will have one copy which are of equal validity.

Party A : DongGuan Houjie
          Town Chong Hing
          Trading Company
Representative : Leung Chong Chik

Party B : Jetcrown Industrial (DongGuan)
          Limited

Representative: Kam Wai Yip

                              Date of signing the agreement: May 11, 2000


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                        SUPPLEMENTARY TENANCY AGREEMENT

Party A:     DongGuan Houjie Town Chong Hing Trading Company

Party B:     Jetcrown Industrial (DongGuan) Limited

        Party A will provide additional area of factory situates at Huangguan Industrial Estate "Wa Tsui" (a local name) to Party B. The additional area is as follows:

1.      Area of passage in front of l/F of factory : 8 x 12 = 96 square meters

2.      Door Security Guard Room Area: 2 x 5 = 10 square meters

The additional area is 106 square meters in total

        The rental for the aforementioned additional area is calculated at DOLLARS EIGHT AND CENTS FIFTY RENMINBI (RMB 8.50). The tenancy period is four years as well, starting from August 1, 2000 to July 30, 2004.

Party A : DongGuan Houjie
          Town Chong Hing
          Trading Company

Representative : Leung Chong Chik

Party B : Jetcrown Industrial (DongGuan)
          Limited

Representative: Kam Wai Yip

                         Date of signing the agreement: August 23, 2000